                        CONSENT OF INDEPENDENT AUDITORS

PaineWebber Emerging Markets Equity Fund
(Formerly the Mitchell Hutchins/Kidder, Peabody Emerging Markets Equity Fund; One of the portfolios constituting the Mitchell Hutchins/Kidder, Peabody Investment Trust II):

We consent to the incorporation by reference in the Statement of Additional Information in this Post-Effective Amendment No. 8 to Registration Statement No. 33-50716 of our report dated August 25, 1995, appearing in the annual report to shareholders for the year ended June 30, 1995, and to the reference to us under the caption 'Financial Highlights' appearing in the Prospectus, which also is a part of such Registration Statement.




Deloitte & Touche LLP
New York, New York
October 25, 1995